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                                                                    Exhibit 2.4

                               SUPPORT AGREEMENT

                               December 19, 2001

IWO Holdings, Inc.
52 Corporate Circle
Albany, New York 12203
Ladies and Gentlemen:

   For the purpose of inducing IWO Holdings, Inc., a Delaware corporation ("IWO"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among US Unwired Inc., a Louisiana corporation ("USU"), Northeast Unwired Inc., a Delaware corporation and wholly-owned subsidiary of USU ("Merger Sub"), and IWO, pursuant to which Merger Sub will merge with and into IWO (the "Merger") and IWO's stockholders, subject to the terms of the Merger Agreement, will receive shares of common stock, $0.01 par value per share, of USU (the "USU Common Stock") in exchange for their shares of IWO capital stock, the undersigned stockholder of USU (the "Stockholder") confirms its agreement with you as follows:

    1. The Stockholder represents, warrants and agrees that Schedule 1 annexed hereto sets forth the shares of capital stock of USU of which the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (such shares herein referred to as the "Shares") and the Stockholder is the lawful owner of the Shares, with sole and full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares with no limitations, qualifications or restrictions on such power, other than those limitations, qualifications or restrictions created by or arising pursuant to this Agreement or as set forth in the Shareholders Agreement dated as of October 29, 1999 by and among USU and certain of its stockholders, as amended by the First Amendment dated as of February 15, 2000 and by the Second Amendment dated as of May 16, 2000 (as so amended, the "Stockholders Agreement"); and except as set forth in Schedule 1 or pursuant to the Stockholders Agreement neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of USU (other than pursuant to employee stock options or warrants outstanding as of the date hereof) or any interest therein or any voting rights with respect to any additional shares of capital stock of USU.

    2. Except as set forth in the Stockholders Agreement, the Shareholders Agreement dated as of September 24, 1999 by and among USU and certain of its stockholders, or the First Restated Articles of Incorporation of USU dated October 23, 2000 (the "USU Charter"), the Shares are owned free and clear of any rights of first refusal, co-sale rights, liens, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this Agreement.

    3. The Stockholder has the legal capacity and full power and authority to enter into and carry out the terms of this letter agreement and to perform its obligations hereunder. This letter agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    4. The execution and delivery of this letter agreement by the Stockholder do not, and the performance of this letter agreement by the Stockholder will not, (i) conflict with or violate any governing instrument of the Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

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    5. The Stockholder agrees that it will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) (a) transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement, arrangement or understanding with respect to a Transfer, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) to its affiliates who execute a letter agreement substantially in the form of this letter agreement or (ii) with IWO's prior written consent, (b) grant any proxies, other than to IWO or pursuant to this letter agreement, or enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Shares.

    6. The Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), it will convert each Share of class B common stock, $0.01 par value per share, of USU (the "USU Class B Common Stock") owned of record by such Stockholder into one Share of class A common stock, $0.01 par value per share, of USU (the "USU Class A Common Stock") in accordance with the provisions of the USU Charter.

    7. The Stockholder agrees, and will cause its affiliates, to cooperate fully with IWO in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving USU, or acquisition of any capital stock (other than upon exercise of options to purchase USU Common Stock which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of USU, or any combination of the foregoing other than as permitted by the Merger Agreement (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than IWO or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder from taking any action, after having notified IWO thereof, or omitting to take any action solely as a member of the Board of Directors of USU required so as not to violate such Stockholder's fiduciary obligations as a director of USU after consultation with outside counsel.

    8. The Stockholder agrees that at any meeting of the stockholders of USU called to consider and vote to approve the issuance of shares of USU Common Stock pursuant to the Merger, the Reclassification (as defined below) and/or any Competing Transaction and at every adjournment or postponement thereof, or in connection with any written consent of stockholders of USU in lieu of such a meeting, all of the capital stock of USU, including the Shares (to the extent of its voting rights), beneficially owned by the Stockholder or its affiliates, or over which the Stockholder or any of its affiliates has voting power or control, directly or indirectly, will be voted (a) in favor of the issuance of shares of USU Common Stock pursuant to the Merger (regardless of whether USU recommends to its stockholders the approval of such issuance), (b) in favor of an amendment to the USU Charter renaming the USU B Common Stock and reclassifying the USU Class B Common Stock as one class of Common Stock of USU (the "Reclassification"), (c) against any Competing Transaction, and (d) against any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

    9. The Stockholder hereby appoints Christopher J. Stadler and Thomas J. Sullivan and each of them, as the proxy of the Stockholder, each with full power of substitution, to vote all of the capital stock of USU, including the Shares, over which the Stockholder has voting power or control at any meeting of stockholders of USU called to consider and vote to approve the issuance of the shares of USU

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       Common Stock pursuant to the Merger, the Reclassification and/or any
       Competing Transaction, and at any adjournment or postponement thereof, and to execute any written consent of stockholders of USU in lieu of such meeting, with the same force and effect as such vote would have if the undersigned were personally present at such meeting or signed such consent, in favor of approval of such issuance and the Reclassification and against any Competing Transaction. This proxy, being coupled with an interest, is irrevocable.

   10. The Stockholder agrees that any shares of capital stock of USU that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates which are convertible into, or exercisable or exchangeable for, shares of capital stock of USU, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

   11. The Stockholder hereby gives any consents, waivers or approvals that are required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which the Stockholder is a party.

   12. The Stockholder is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

   13. This Agreement shall terminate and shall have no further force or effect as of the earlier of (i) the date on which the Merger Agreement is validly terminated and (ii) the Effective Time (as defined in the Merger Agreement).

   14. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.

   15. This letter agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

   16. This letter agreement shall not be assigned by any party hereto by operation of law or otherwise. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

   17. The Stockholder hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to IWO for which damages, even if available, will not be an adequate remedy. Accordingly, the Stockholder hereby consents to the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   18. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner

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       provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 18 shall affect the right of any party hereto to service of legal process in any other manner permitted by law.

   19. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

   Please confirm that the foregoing correctly states the agreement between us by signing and returning to the Stockholder a counterpart hereof.

                                          Very truly yours,

                                          By:________________________________
                                          Print Name:________________________
                                          Address:___________________________

Confirmed on the date first written above:

IWO HOLDINGS, INC.

By: ___________________________________________________________________________
Name: _________________________________________________________________________
Title: ________________________________________________________________________

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                                  SCHEDULE 1

SHARES OWNED OF RECORD:

______ shares of Class A Common Stock
______ shares of Class B Common Stock

SHARES OWNED BENEFICIALLY:

______ shares of Class A Common Stock
______ shares of Class B Common Stock
Options to purchase ______ shares of Class A Common Stock

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